                                 EXHIBIT 11

Louisiana-Pacific Corporation and Subsidiaries
Calculation of Net Income Per Share
For the Nine Months Ended September 30, 1994

                                                Number of shares
                                         Including              Excluding
                                      Common Stock           Common Stock
                                       Equivalents          Equivalents (1)
                                      ------------           ------------
Weighted average number of shares
  of common stock outstanding          116,937,022            116,937,022

Annualized weighted average number
  of shares of treasury stock held
  during the period                     (6,261,932)            (6,261,932)

Annualized weighted average number
  of shares sold to ESOTs subsequent
  to January 1, 1994, not allocated
  to participant accounts (2)             (553,086)              (553,086)

Common stock equivalents:
  Application of the "treasury
  stock" method to stock option
  and purchase plans                       968,020                    ---
                                      ------------           ------------
Weighted average number of shares
  of common stock and common stock
  equivalents                          111,090,023            110,122,004
                                      ============           ============
Rounded to                             111,090,000            110,120,000
                                      ============           ============

Net income                            $262,200,000           $262,200,000
                                      ============           ============

Net income per share                  $       2.36           $       2.38
                                      ============           ============

(1) Accounting Principles Board Opinion No. 15, "Earnings Per Share", allows companies to disregard dilution of less than three percent in the computation of earnings per share. Therefore, shares used in computing earnings per share for financial reporting purposes is 110,120,000 shares.

(2)  American Institute of Certified Public Accountants Statement of Position
     No. 93-6, "Employers' Accounting for Employee Stock Ownership Plans" requires that shares held by registrant's ESOTs which were acquired by the ESOTs on or after January 1, 1994, which are not allocated to participants' accounts, are not considered outstanding for purposes of computing earnings per share. Shares held by the ESOTs which were acquired by the ESOTs prior to January 1, 1994, continue to be considered outstanding (whether or not allocated to participants' accounts) for purposes of computing earnings per share.

                                 EXHIBIT 27